Exhibit 10.55

                  MASTER DEVELOPMENT AGREEMENT NO. 94101

	THIS MASTER DEVELOPMENT AGREEMENT (this "Agreement) is made and entered into this 6th day of October, 1994, by and between Wasatch Education Systems Cop.
(hereinafter "Sponsor"), a Utah corporation with offices at 5250 South 300
West, Salt Lake City, Utah, and Integrated Information Systems, Inc.
(hereinafter "Developer"), and Arizona Corporation with offices at 1130 E.
University Drive Suite 105, Tempe, Arizona:

                              WITNESSETH:

	WHEREAS, Sponsor desires to engage Developer pursuant to the attached Work Statements to develop, create, test, and deliver certain programming materials as works made for hire, and Developer is interested in accepting such engagements, subject to the parties' further agreement on the scope and terms of such Work Statement; and

	WHEREAS, Sponsor and Developer mutually desire to set forth in this Agreement certain terms applicable to all such engagements;

	NOW, THEREFORE, Sponsor and Developer, intending to be legally bound, hereby agree as follows:

                               Section 1

                              DEFINITIONS

	When used in this Agreement and in the Work Statement issued hereunder, the capitalized terms listed in this Section 1 shall have the following meanings:

	1.1 Code -- shall mean computer programming code. If not otherwise specified
, Code shall include both Object Code and Source Code.  Code specifically includes any software tools used by Developer in developing the Version 1.0
Production System.

		1.1.1 Object Code -- shall mean the machine-readable form of the Code.

		1.1.2 Source Code -- shall mean the human-readable form of the Code and related system documentation including all comments and any procedural code such as job control language.

	1.2 Deliverables -- shall mean all Code, Documentation, and other materials developed for or delivered to sponsor by Developer under this Agreement and under the Work Statement issued hereunder.

	1.3 Derivative Work -- shall mean a work that is based upon one or more preexisting words, such as a revision, modification, translation, abridgment, condensation, expansion, or any other form in which such preexisting works may be recast, transformed, or adapted, and that, if prepared without

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authorization of the owner of the copyright in such preexisting work, would constitute a copyright infringement. For purposes hereof, a Derivative Work shall also include any compilation that incorporates such a preexisting work.

	1.4 Documentation -- shall mean user manuals and other written materials that related to particular Code, including materials useful for design (e.g., logic manuals, flow charts, and principles of operation).

	1.5 Work Statement -- shall mean a purchase offer of  Sponsor, a proposal of
Developer, or another written instrument that meets the following requirements:

	1.	Includes substantially the following statement: "This is a Work Statement
under Master 		Development Agreement No. .... ."

	2.	Is signed on behalf of both parties by their authorized representatives

	3.	Contains the following five mandatory items:

		a.	Description and /or specifications of the services to be performed and
the	Deliverables to be delivered to Sponsor

		b.	The name and address of a Technical Coordinator for each of Sponsor
and	Developer

		c.	The amount, schedule, and method of payment

		d.	The time schedule for performance and for delivery of the Deliverables

		e.  	Completion and acceptance criteria for the Deliverables

In addition, when applicable, the Work Statement may include:

	1.  	Provisions for written and/or oral progress reports by the Developer

	2. 	Detailed functional and technical specifications and standards for all
services and	Deliverables, including quality standards

	3.  	Documentation standards

	4. 	Lists of any special equipment to be procured by Developer of provided
by Sponsor for	use in performance of the work

	5.  	Test plans and scripts

	6.	Such other terms and conditions as may be mutually agreeable between parties

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                                Section 2

                         CONTRACT ADMINISTRATION

	2.1 Contract Coordinator. Upon execution of this Agreement, each party shall notify the other party of the name, business address, and telephone number of its Contract Coordinator. The Contract Coordinators of

 2.2 Technical Coordinator. Each Work Statement shall state the nam, business address, and telephone number of the technical Coordinator of each party. The Technical Coordinators of each party designated for a particular Work Statement shall be responsible for technical and performance matters, and the transmission and receipt of both Deliverables and technical information between the parties, insofar as they relate to such Work Statement.

2.3 Issuane of Work Statements. The Work Statement agreed to by both parties is set forth as an attachment to this agreement.


                                 Section 3

                                  CHANGES

	Changes in the Work Statement or in any of the Specifications or Deliverables under the Work Statement shall become effective only when a written change request is executed by authorized representatives of both parties. Change requests that do not substantially affect the nature of Deliverables, their performance or functionality, and that do not change schedules by more than two (2) weeks or dollar amounts by more that 5% may be requested and/or accepted by the parties; Technical Coordinators. All other change requests with respect to this Agreement, the Work Statement, or any Specifications or Deliverables must be requested and/or accepted by both parties' Contract Coordinators. Developer may not decline to accept any change requests that reduce the cost of performance, provided that an equitable adjustment in compensation is made for reasonable out-of-pocket costs of any performance or preparation already undertaken. Developer further may not decline any change requests that increase the cost or magnatude of performance, provided that a commensurate increase in compensation is fixed.

                                 Section 4

                               COMPENSATION

	4.1 Payments.   Sponsor will pay Developer the fixed price amounts in
accordance with the Payment Schedule specified in the Work Statement following acceptance by Sponsor of the Deliverables specified in the Work Statement in accordance with the terms of Section 9.

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	4.2 Payment Holdback.  In the event Developer delivers the Demo Version ten
(10) or more calendar days later than the delivery specified for such deliverable in the Work Statement, Sponsor, in its sole discretion, will have the right to withhold from the amount payable to Developer for such Deliverable the amount of  ten thousand dollars ($10,000) (the "Holdback Amount").
Developer will be entitled to such Holdback Amount, and sponsor agrees to pay
Developer such Holdback Amount, only if Developer delivers the Version 1.0
Production System on or before the date specified in the Work Statement for the Version 1.0 Production System.

	4.3 Bonus Payment.  In the event that the Developer delivers to Sponsor the
Version 1.0 Production System prior to the date specified in the Work Statement for the Version 1.0 Production System (and the Version 1.0 Production System
is accepted by Sponsor in accordance with Section 9), then Sponsor will increase the payment corresponding to such Deliverable in accordance with the following:

   (a) If Developer delivers the Verion 1.0 Production System thirty (30) calendar days or more prior to the date specified in the Work Statement, then Sponsor will increase the corresponding payment for such Deliverable by twenty percent (20%), which equals $25,000.

   (b) If Developer delivers the Version 1.0 Production System ten (10) or more calendar days (but less than thirty (30) calendar days) prior to the date specified in the Work Statement, then Sponsor will increase the corresponding payment for such deliverable by ten percent (10%), which equals $12,500.


                                   Section 5

                               RECORDS AND AUDIT

 Developer shall maintain complete and accurate accounting records in accordance with sound accounting pratices to substantiate Developer's charges under the Work Statement. Such records shall include payroll records, job cards , attendance cards, and job summaries. Developer shall preserve such records for a period of at least two (2) years after completion of the pertinent work. Sponsor shall have access to such records for purposes of audit, either through its own representatives or through an accounting firm selected and paid by Sponsor. Any such review of Developer's records shall be conducted at reasonable times during business hours, and no more than twice annually.


                                   Section 6

                             MOST FAVORED CUSTOMER

	Developer agrees that the charges established under this Agreement and the work Statement issued hereunder shall not exceed those offered or imposed with respect to similar services provided to other customers of Developer. If, during the term of this Agreement, Developer offers or accepts lower charges

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for similar services involving other customers under similar terms and condition
, Developer shall notify Sponsor and remit as a credit to Sponsor the differences between the amount of the payments theretofore made by Sponsor for such similar services and the amount that would have been payable if such lower charges had been in effect.


                                  Section 7

                                  EXPENSES

	Except as expressly agreed otherwise by Sponsor in the Work Statement, Developer shall bear all of its own expenses arising form its performance of its obligations under this Agreement ad each Work Statement issued hereunder, including (without limitation) expenses for facilities, work spaces, utilities , management, clerical and reproduction services, supplies, and the like.


                                 Section 8

                                  REPORTS


	8.1 Monthly Reports.    Developer agrees to provide to Sponsor at least monthly
with a written report, in a form reasonably requested by Sponsor, of the progress of the work required under the Work Statement issued hereunder, any anticipated problems (resolved or unresolved), and any indication of delay in fixed or tentative schedules.

	8.2 Project Review Meetings. The Sponsor and Developer agree to meet periodically to review the progress of all activities in support of open work statements. The meetings will be scheduled as needed and as agreed to by the parties and are anticipated to last approximately 4 to 6 hours. During each of these project review meetings the Developer's management shall describe the status of the work required under the Work Statement issued hereunder. Such presentation shall provide projections of the time of completion, and the status of Developer's Service and deliverables, and shall address any problems that have come to Developer's attention and Developer's views as to how such problems may be resolved.

	8.3 Site Visits.  Developer shall, from time to time and upon reasonable notice
, allow access to its premises by Sponsor for purposes of design review, "walk throughs," and discussions between Sponsor and Developer's management and personnel concerning the status and conduct of work being performed under the
Work Statement issued hereunder.


                                   Section 9

                            DELIVERY AND ACCEPTANCE

	Developer shall deliver all Deliverables, upon completion, to Sponsor's Technical Coordinator for testing and acceptance. Developer shall memorialize such delivery in a Delivery Confirmation that sets forth the nature and condition of the Deliverables, the medium of deliver, ad the date of their delivery. Sponsor's Technical Coordinator shall countersign such Delivery

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Confirmation so as to indicate its receipt of the contents described therein, and the Delivery Confirmation shall thereupon be transmitted to the parties' Contract Coordinators. Unless a different procedure for testing and acceptance is set forth in a Work Statement, Sponsor's Technical Coordinator shall commence acceptance testing following its receipt of the Deliverables. Upon completion of such testing, Sponsor shall issue to Developer's Technical Coordinator notice of acceptance or rejection of the Deliverables. In the event of rejection, Sponsor shall give its reasons for rejection to Developer's
Technical Coordinator in reasonable detail. Developer shall use best efforts to correct any deficiencies or non-conformities and resubmit the rejected items as promptly as possible. The foregoing procedure will be repeated until Sponsor issues to developer's Technical Coordinator a notice acceptance or a final notice of rejection of the Deliverable.


                                Section 10

                            OWNERSHIP AND RIGHTS

	10.1 Ownership of Work Product by Sponsor. Subject to the terms set forth below, all Deliverables shall be the sole and exclusive property of Sponsor. Sponsor shall own all United States and international patents, patent applications, copyrights, trade secrets, trademarks, and other intellectual property rights (collectively, "Intellectual Property Rights") in the Deliverables and Developer hereby assigns all of its Intellectual Property rights in the deliverables to Sponsor.

Sponsor acknowledges and agrees that Developer has used certain third party software in the development of the Deliverables, including certain "beta test" products provided by third parties to Developer. Sponsor agrees that its use of the Deliverables may be subject to the terms of licenses for such third party software development tools. In the case of the "beta test" software such license terms may be subject to modifications as such products evolve to commercial products and then become the subject of such third parties commercial licensing of those products. Sponsor further acknowledges and agrees to allow the use of such "beta test" software, because of the enhanced features and capabilities offered by such software, although further acknowledging that such "beta test" software may have not been fully tested and approved by its manufacturer for commercial release.

10.2 Vesting of Rights. Upon creation of each Deliverable, Developer hereby transfers and assigns to Sponsor, its successors and assigns, ownership of all United States and international Intellectual Property Rights in each and every Deliverable, insofar as any such Deliverable by operation of law, may not be considered work made for hire by Developer from Sponsor. From time to time upon Sponsor's request, Developer and/or its personnel shall confirm such assignment by execution and delivery of such assignments, confirmations or assignment, or other written instruments as Sponsor may request and will otherwise provide reasonable assistance and cooperation to Sponsor to acquire, transfer, maintain , perfect and enforce Sponsor's Intellectual Property Rights in the Deliverables. Sponsor, its successors and assign, shall have the right to obtain and hold in its or their own name(s) all copyright registrations and other evidence of Intellectual Property Rights that may be available for Deliverables.


                                Section 11

                          INFRINGEMENTS INDEMNITY

	11.1 Avoidance of Infringement.  In performing services under this Agreement,
Developer agrees to avoid designing or developing any items that infringe one or more patents or other intellectual property rights of any third party anywhere in the United States.  If Developer becomes aware of any such possible infringement in the course of performing work under the Work Statement issued hereunder, Developer shall immediately so notify Sponsor in writing.

 11.2 Infringement Indemnity. Developer will indemnify, hold harmless, and at Sponsor's request defend, Sponsor and Sponsor's customers from and against any claims, liabilities damages, losses, costs and expenses (including but not limited to reasonable fees of attorneys) arising from or resulting from any claim that the Deliverables infringe or misappropriate the Intellectual Property Rights of any third party; provided that Sponsor: (i) gives prompt notice to Developer of the claim; (ii)provides Developer with all reasonable information and assistance to defend or settle such a claim; and (iii)grants Developer sole authority and control of the defense or settlement of such a claim. Developer may settle any such claim on a basis where, (i)Developer obtains the right of Sponsor to continue using the Deliverables, (ii) Developer modifies the Deliverables to make them non-infringing, or (iii) Developer substitutes other products which provide substantially similar functionality for the Deliverables. Developer will have no obligations under this section 11.2 to the extent any third party claim is directly attributable to the "Preexisting Work" (as defined in the Work Statement) provided to Developer by Sponsor.


                                  Section 12

                           CONFIDENTIAL INFORMATION

 12.1 No Confidential Information of Developer. It is understood and agreed that Sponsor does not wish to receive form Developer any confidential information of Developer or of any third party. Developer represents and warrants that any information provided to Sponsor in the course of entering into this Agreement or any Work Statement or performing work under the work Statement issued hereunder shall not be confidential or proprietary to Developer.

 12.2 Confidential Information of Sponsor. Sponsor may provide its own confidential business and technical information to Developer in connection with the work to be performed by Developer under the Work Statement issued hereunder. Such information shall be designated as confidential upon or prior to disclosure by Sponsor. In addition, the preparation and specifications of the Deliverables shall in all instances be treated as confidential, unless and until disclosed publicly by Sponsor. All confidential written materials shall be marked with the legend "Sponsor--Confidential." Developer shall not disclose or, except as expressly permitted in this agreement, use any of Sponsor's confidential

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information, and will use the same degree of care to maintain the confidentiality of all Sponsor confidential information in its possession or control that it uses to maintain the confidentiality of its own information of similar importance, but in no event will it use less than reasonable care.


                               Section 13

                       AGREEMENTS WITH EMPLOYEES

	Developer shall obtain and maintain in effect written agreements with each of its employees  (and independent contractors, if any) who participate in any of
Developer's work under any Work Statements issued hereunder.  Such agreements shall contain terms sufficient for Developer to comply with all provisions of the Agreement and to support all grants and assignments of rights ad ownership hereunder.  Such agreement also shall impose an obligation of confidence on such employees with respect to Sponsor's confidential information.  For a period of one (1) year following the Expiration Date of this Agreement, neither
Developer nor Sponsor shall directly solicit employment of any employee of the other who is directly involved in the performance of this Agreement.


                                 Section 14

                       REPRESENTATIONS AND WARRANTIES

Developer makes the following representations and warranties for the benefit of Sponsor, as a present and ongoing affirmation of facts in existence at all times when this Agreement or the Work Statement issued hereunder is in effect:

 14.1 No Conflict. Developer represents and warrants that it is under no obligation or restriction, nor will it assume any such obligation or restriction that does or would in any way interfere or conflict with, or that does or would present a conflict of interest concerning, the work to be performed by Developer under this Agreement and Work Statement issued hereunder.

	14.2 Ownership Rights.  Developer represents and warrants that: (1) it is and will be the sole author of all works employed by the Developer in preparing any and all Deliverables, except that it may use certain third party software development tools in the development of the Deliverables, and as to those software development tools, it has the permission and right to use such tools in the development of the deliverables; (2) it has and will have full power, right and authority to enter into this Agreement, to carry out its obligations under this Agreement and to assign or grant the rights and/or licenses granted in the Deliverables pursuant to this Agreement: (3) it has not and will not permit the Deliverables to be published under circumstances that would cause any loss of Intellectual Property Rights therein: (4) all Deliverables, including all preexisting works addressed in this Agreement, do not and will not infringe any patents, copyright, trademarks, or their intellectual property rights (including trade secrets), privacy or similar rights of any third party
, nor has any claim (whether or not embodied in an action, past or present) of such infringement been threatened or asserted, nor is such a claim pending, against Developer (or, insofar as Developer is aware, any entity from which

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Developer has obtained such rights); and (5) Developer has not previously granted, and will not grant, any rights in the Deliverables to any third party which are inconsistent with the rights granted to Sponsor under this Agreement.

	14.3 Conformity, Performance, and Compliance. Developer represents and warrants (1) that all Deliverables shall be prepared in a workmanlike manner and with professional diligence and skill; (2) that all Deliverables will function on the machines and with operating systems specified in the Work Statement; (3) that all deliverables will substantially conform to the functional specifications set forth in the Work Statement; and (4) that Developer will perform all work called for by the Work Statement issued hereunder in compliance with applicable law. Developer will, at no additional charge, correct any errors reported by Sponsor in the performance or operation of the Deliverables.


                                Section 15

                           TERM AND TERMINATION

 15.1 Term of Agreement. This Agreement shall be effective upon the date specified at the beginning and shall remain in force until completion of the development work hereunder, unless terminated earlier in accordance with the terms of this Agreement.

	15.2 Termination for Breach. Either party may terminate this Agreement in the event of a material breach by the other party of this Agreement if such breach continues uncured for a period of thirty (30) days after written notice.

	15.3 Termination for Convenience.  Sponsor will have the right to terminated this Agreement for convenience at any time upon five (5) days prior written notice to Developer.  Upon such termination, Developer will be entitled to retain all payments made by sponsor prior to the effective date of such termination.  In addition to such payments, as Developer's sole additional compensation, Sponsor  will reimburse Developer for all work performed by
Developer under this Agreement, prior to the effective dated of Sponsor's notice or termination, for which Developer has not yet received payment from sponsor.  Developer's reimbursement shall be calculated as a pro-rata amount of the next scheduled payment set forth in the Work Statement, taking into account the actual number of days that Developer performed work under this
Agreement since the last scheduled payment (as evidenced by written documentation), the number of days until the next scheduled payment set forth in the Work Statement, and the next scheduled payment amount.

	15.4 Effect of Termination; Non-Exclusive Remedy. Neither party will be liable to the other for damages of any sort arising form the termination of this Agreement in accordance with its terms. The exercise by either party of any remedy under this Agreement will be without prejudice to its other remedies under this Agreement or otherwise. upon any termination of this Agreement, Developer will immediately deliver to Sponsor all work in process in the Deliverables, in whole and in part, including all versions and portions thereof.

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	15.5 Survival.  In the event of any termination of this Agreement, Section
10 through 16 hereof shall survive and continue in effect and shall inure to the benefit of and be binding upon the parties and their legal representatives
, heirs, successors, and assigns.


                                  Section 16

                                 MISCELLANEOUS

 16.1 Force Majeure. Either party shall be excused from delays in performing or from its failure to perform hereunder to the extent that such delays or failures result from causes beyond the reasonable control of such party (each a "Force Majeure"); provided that, in order to be excused form delay or failure to perform, such party (i)gives prompt written notice thereof to the other party, and in any event within fifteen (15) days of discovery thereof; and
(ii)uses its reasonable efforts to correct such failure or delay in its performance. The delayed party's time for performance or cure under this
Section 16.1 shall be extended for a period equal to the duration of the Force Majeure, but in no event longer than sixty (60) days.

	16.2 No Agency. Developer, in rendering performance under Work Statements issued hereunder form time to time, is acting solely as an independent contractor. Sponsor does not undertake by this Agreement or otherwise to perform any obligation of Developer, whether by regulation or contract. In no way is Developer to be construed as the agent, partner, joint venture, franchiser or employee of Sponsor in any respect.

	16.3 Multiple Counterparts. This Agreement may be executed in several counterparts, all of which taken together shall constitute one single Agreement between the parties.

	16.4 Section Headings; Exhibits. The section and subsection headings used herein are for reference and convenience only, and shall not enter into the interpretation hereof. The exhibits referred to herein and attached hereto, or to be attached hereto, including all Work Statements issued hereunder form time to time, are incorporated herein to the same extent as if set forth in full herein.

	16.5 Required Approvals.  Where agreement, approval, acceptance, or consent by either party is required by any provision of this Agreement, such action shall not be unreasonably delayed or withheld.

	16.6 No Waiver.  No waiver of any breach of this Agreement will be effective unless the same is in writing and signed by the authorized representative of each party.  The waiver of any breach of any provision of this Agreement shall not constitute a waiver of any subsequent breach of the same other provisions herein.

	16.7 Authority of Developer.  Developer has the sole right and obligation to supervise, manage, contract, direct, procure, perform, or cause to be performed all work to be carried out by Developer hereunder unless otherwise provided herein.

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	16.8 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, without reference to or application of conflicts of law rules.

	16.9 Entire Agreement. This Agreement and the exhibits annexed hereto, together with the Work Statements issued from time to time hereunder, constitute the entire agreement between the parties. Regarding the subject matter hereof and supersedes all prior understanding and agreements, whether written or oral, with respect to the subject matter hereof. No change, waiver, or discharge hereof shall be valid unless it is in writing and is executed by both parties.

	16.10 Notices.  Under this Agreement if one party is required to give notice to the other, such notice shall be deemed given if delivered personally, or upon receipt mailed by certified or registered U.S. mail, postage prepaid, or recognized commercial carrier; or by confirmed facsimile transmission and addressed to the Technical Coordinators as identified in the Work Statement.

	16.11 No Assignment. Neither party may, without the prior written consent of the other party, assign or transfer this Agreement or any obligation incurred hereunder. Any attempt to do so in contravention of this Section shall be void and of no force and effect. Subject to the foregoing, the rights and liabilities of the parties under this Agreement will bind and inure to the benefit of the parties' respective successors and assigns, as the case may be.

	16.12 Equitable Remedies. Due to the proprietary and sensitive nature of the Agreement, Sponsor has the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that Sponsor may have for a breach of the Agreement.

	16.13 Severability.  If any part of this Agreement is found to be invalid or unenforceable by a court of competent jurisdiction, then it will be enforced to the maximum extent permitted by applicable law and the remaining provisions shall remain in full force and effect.

	IN WITNESS THEREOF, Sponsor and Developer have caused this Agreement to be signed and delivered by their duly authorized officers, all as of the date first hereinabove written.
Wasatch Education Systems Corp.             Integrated Information Systems, Inc.
By:   /s/ BARBARA MORRIS                    By:   /s/  JAMES G. GARVEY JR.
Title:           CEO                  _     Title:         PRESIDENT
Date:         10/6/94                _      Date:          10/10/94           _

                               WORK STATEMENT
1.	GENERAL

This is a Work Statement under Master Development Agreement No. 94101 (the
"Agreement") 	effective on October 4, 1994, by and between Wasatch Education
Systems Corp. ("Sponsor") and 	Integrated Information Systems, Inc.
("Developer") and is incorporated therein by reference.

2.	NAMES OF TECHNICAL COORDINATORS
	Developer                                          Sponsor
	John Blair                                         Carol Hamil
	Integrated Information Systems, Inc.               Wasatch Education Systems
	1130 E. University Drive, Suite 105                5250 South 300 West
	Tempe, AZ 85281                                    Salt Lake City, UT
	(602) 966-8800                                     (801) 261-1001

3.	SUMMARY OF PURPOSE FOR STATEMENT OF WORK

	Developer will convert Sponsor's educational software, Projects for the Real
World (K-3 and 4-	8), ABE, Rutgers Math and the Management System
(collectively, the "Preexisting Work") to the 	Macintosh and Power Mac
platform yielding a single, integrated environment operating on a 	network or
stand alone CD-ROM.  Another result will be a product which will operate
stand a	lone CD-ROM and on a Novell NetWare or Microsoft Windows NT network
or "Chicago 	incorporating the functions of the Management System and allowing
the addition of any 	combination of the K-3, 4-8, ABE and/or Rutgers Math
program.

4.	IDENTIFICATION OF PREEXISTING WORKS

	The Deliverables in this Work Statement constitute a Derivative Work of the
Preexisting Work 	owned by Sponsor.  Sponsor warrants to Developer that it is
the owner of the Preexisting Work 	and authorizes Developer to employ the
Preexisting Work in the preparation of this Deliverable.

5.	DESCRIPTION OF DELIVERABLES

A.  Joint Requirements Planning (JRP) Workshop

	This will be a document summarizing the initial planning workshop conducted
between Sponsor 	and Developer.  This document will be delivered by Developer
5 working days after the workshop 	is held.  The workshop is intended to take
place within 10 days of Work Statement acceptance.

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	B.  Project Plan

A project plan will be delivered by Developer at the same time as the Joint
Requirements 	Planning Workshop Summary.

	C.  Concept Design Specification

	This will be a conceptual specification of the system with special emphasis
on the presentation 	engine and its role in the overall system operation.
The specification will include descriptions of 	the converted Projects for
the Real World (K-3, 4-8), Adult Basic Education (ABE), Rutgers 	Math and the
Management System.  Emphasis will be on any changes to the operation of functionality  of the Windows - based system.  The Concept Design
Specification will be 	delivered 30 days after Work Statement acceptance.

	D.  Demo Version of System

A demonstration system intended to show proof-of-concept, especially of the
presentation engine, 	will be delivered 70 days after work Statement
acceptance.  This demonstration system will also 	be intended for use as a
marketing tool for Sponsor.  This demonstration system must, at a 	minimum,
show one unit of Projects 4-8 running successfully on the hardware specified.

	E.  Progress Reports

	Monthly, written, progress reports will be provided by Developer to Sponsor.
These reports will 	track performance against the currents project plan as
well as recommend changes to the project 	plan.  In addition, brief, weekly,
teleconferences are planned.  The initial monthly report will be 	delivered
approximately 35 days after contract award.  Subsequent reports will occur at
30 day 	intervals.  The weekly teleconferences will be scheduled at a mutually agreed upon time.

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	F.  Initial Module for Quality Assurance (QA)

	The initial system module (function to be determined) will be delivered to
the joint 	Sponsor/Developer  QA team for evaluation.  The joint QA team will
also determine and prepare 	the system and acceptance testing specification
to be used for project sign-off.  This initial system 	module and testing
specification delivery is planned occur 90 days after Work Statement acceptance.

	G.  Production System Specifications

	The initial requirements document (JRP Workshop Summary) will be updated
based upon the 	experience with the demonstration system, the design progress,
initial QA and the Data 	Conversion/Categorization work.  This document will
describe the Version 1.0 production 	system.  This specification will be
delivered 105 days after Work Statement acceptance.

	H.  Version 1.0 Production System

	The Macintosh-based, fully functioning system for network and standalone
CD-ROM will be in 	completed form 180 days after Work Statement acceptance.

	The Sponsor's responsibility in the delivery of the Production System:

	1.) Setting up a test facility and sharing testing and quality assurance responsibilities.

	2.) Hiring experienced personnel for support who will work with the product
during 	development.

	3.) Providing sufficient resources to review the product for sign-off.

	4.) Being responsible for all final System and End-User documentation.

6.  	SPECIAL TERMS

	The Developer is entering into this agreement with the Sponsor with the
intent to use to the 	greatest extent possible development tools, proven
development techniques, prior experience, 	Preexisting Developer Work and
Management methods (collectively "Development Tools") in 	order to quickly
deliver to the Sponsor the needed products and services.  Developer grants
to 	Sponsor  non-exclusive, royalty-free, irrevocable, perpetual, worldwide,
fully paid license to the 	Development Tools with the stipulation that such
license not preclude the Developer from using 	the Development Tools in future
work of the Developer so long as such use would have no 	harmful impact to
the Sponsor.

7.	MODE OF PAYMENT AND PAYMENT SCHEDULE

	Sponsor will pay Developer a fixed price if five-hundred eighty-thousand
dollars ($580,000.00) 	for the work described herein and in accordance with
the payment schedule below.


Day         Payment         Deliverable
Begin       $125,000
+30           66,000        Approval of Concept
                            Design Specification
+60           66,000        Demo Version
+90           66,000
+120          66,000
+150          66,000
+180         125,000        Release Version 1.0


8. 	SCHEDULE AND PERFORMANCE MILESTONES

Schedule and Performance Milestones
 		Milestone                    Responsible Party     Target Date (after Work
                                                      Statement Acceptance)
JRP Workshop Summary            Sponsor/Developer      +10
Project Plan                    Developer              +10
Concept Design Specification    Developer              +30
Demo Version of System          Developer              +70
Progress Reports                Developer              Monthly
Initial Module for QA and
Testing Specification           Sponsor/Developer      +90
QA Feedback Reports             Sponsor/Developer      +120 and +150
Production System
Specifications                  Developer              +105
Version 1.0 Production System   Developer              +180

9.  	HARDWARE ARCHITECTURE
	Hardware architecture for the Server Platform:
	Microprocessor		            	Macintosh 68040 or equivalent
	Speed                    				50-66 Mhz
	Memory	                   			32 MB of RAM
	Diskette Storage	          		Internal Apple Super Drive Floppy
                              Disk Drive (standard)
	Hard Disk Storage	          	1.7 GB Hard Disk Drive
	Expansion Slots		           	Three
	I/O Ports	                 		2 Serial
	Power Supply		              	300 - 500 Watts
	Monitor			                  	VGA or SVGA Monitor
	Network	 Port             			Ethernet
 Operating System            	Macintosh version, Ethertalk
	Topology	                  		Ethernet
	LAN Card		                  	Ethernet Card

	Hardware architecture for the Student Platform:
	Microprocessor            			68030 or 68040
	Speed		                    		25 Mhz minimum
	Memory		                    	8MB of RAM minimum
	Diskette Storage	          		Internal Apple SuperDrive Floppy
                              Disk Drive (standard)
	Hard Disk Storage	          	40MB minimum
	Expansion Slots	           		One (1)
	I/O Ports	                 		2 Serial
	Power Supply	              		300+ Watts
	Monitor	                  			13-14" RGB minimum (640x480)
	Sound Card	                		Built-in
	Microphone	                		Built-in
	Headphone		                 	One per student station
	Operating System           		System 7
	Topology		                  	Ethernet
	Network Card              			Ethernet


	The minimum hardware requirements for the local CD-ROM system is:
	Microprocessor		             	68030 or 68040
	Speed			                     	25 Mhz minimum
	Memory	                    			8MB or RAM minimum
	Diskette Storage	           		Internal Apple SuperDrive Floppy
                               Disk Drive (standard)
 Expansion Slots	            		One (1)
	I/O Ports	                  		2 Serial
	Power Supply	               		300+ Watts
	Monitor                   				13-14" RGB minimum (640x480)
 Sound Card	                 		Built-in
	Microphone		                 	Built-in
	Headphone	                  		One per student station
	Operating System	            	System 7
	CD-ROM player              			ISO 9660-min 200MS Access Time
                                300KB Transfer Rate (double speed)

10.	FUNCTIONAL SPECIFICATIONS
	The functionality of the Version 1.0 Production System will not vary materially
from the 	functionality of the Preexisting Work in both the network and standalone version.

11.	LOCATION OF WORK FACILITIES
	Substantially all of the work will be conducted by Developer at its regular
office located in 	Tempe, AZ.

	THEREFORE, the parties have executed this Work Statement in duplicate originals.

DEVELOPER		                           		SPONSOR
	Integrated Information Systems, Inc.  	Wasatch Education Systems
	1130 E. University Drive, Suite 105	   5250 South 300 West
	Tempe, AZ 85281		                     	Salt Lake City, UT 84107

	  /s/ JAMES G. GARVEY, JR.              /s/ BARBARA MORRIS
     		(Sign)				                           	(Sign)

       JAMES G. GARVEY, JR.                  BARBARA MORRIS
   				Name (Print)			                      	Name (Print)

       President                             CEO
       Title			                            		Title

       10/10/94                              10/6/94
   				Date		                             			Date